Exhibit 99.1

For Immediate Release

Contact Information:
Mace Security International, Inc.
240 Gibraltar Road, Suite 220
Horsham, Pennsylvania 19044
Mail to: dtaylor@mace.com
Don Taylor, Vice President
954-415-3406

Mace Security International Sells Three Car Washes and Reduces Debt

HORSHAM, Pa. – December 03, 2009 - Mace Security International, Inc. ("Mace", “Corporation” or the “Company”) (NASDAQ Global: MACE) today announced that it has sold its three Genie car wash facilities located in Austin, Texas. With the sale, the Corporation has exited the Austin car wash market. The sales price for the transaction was $8.0 million with the Company netting $5.6 million in cash after closing costs and after paying off related debt of $ 2.15 million. Mace’s debt position is now just under $3 million at November 30, 2009.

“Mace is almost debt-free and in a much stronger financial position,” said Dennis Raefield, Mace’s CEO and President. “We are committed to executing our strategy of focusing on our core security business, exiting the car wash business, and building a company for future growth.”

Mace currently owns seven car wash locations and leases one location in Texas. One of the owned car washes has a pending sales contract.

About Mace
Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station.  The Company also operates a Digital Media Marketing and e-commerce business.  Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties.  A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q which reports should be read in conjunction with this press release.
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